Exhibit 99.5

DCB FINANCIAL CORP

UP TO 1,307,799 COMMON SHARES ISSUABLE UPON

EXERCISE OF SUBSCRIPTION RIGHTS

BENEFICIAL OWNER ELECTION FORM

I (We), the beneficial owner of common shares, no par value (the “Common Shares”), of DCB Financial Corp (the “Company”), acknowledge receipt of your letter, the prospectus dated XXXXX , 2012 (the “Prospectus”) and the other enclosed materials relating to the offering of Common Shares issuable upon the exercise of subscription rights (“Subscription Rights”) as described in the Prospectus.

In this form, I (we) instruct you whether to exercise Subscription Rights to purchase Common Shares distributed with respect to the Common Shares held by you for my (our) account, pursuant to the terms and subject to the conditions set forth in the Prospectus.

BOX 1. ☐    Please do not exercise Subscription Rights for Common Shares.

BOX 2. ☐    Please exercise Subscription Rights for me (us) and purchase Common Shares as set forth below.

	NUMBER OF COMMON SHARES YOU’D LIKE TO BUY		PAYMENT

Shares purchased under basic subscription right*	x $3.80/share	=	$	(line 1)

Shares requested under over-subscription privilege**	x $3.80/share	=	$	(line 2)

	TOTAL PAYMENT REQUIRED		$

*	Common Shares purchased under basic subscription right may not be more than 0.3333 times the number of Common Shares you owned at 5:00 p.m. Eastern Time on the record date, , 2012, rounded down to the nearest whole share. Please state how many shares you owned at 5:00 p.m. on the record date: .
**	Shareholders must fully exercise their basic subscription right to exercise their over-subscription privilege. If you fully exercise your basic subscription right, Common Shares requested under your over-subscription privilege can be from zero to 1,307,399 less the number of Common Shares you are purchasing under your basic subscription right and subject to the other limitations discussed under “The Rights Offering—Regulatory Limitation” in the Prospectus. If sufficient Common Shares are available, the Company will seek to honor your over-subscription request in full. If, however, over- subscription requests exceed the number of Common Shares available for sale in the rights offering, the Company will allocate the available Common Shares pro rata among each shareholder exercising their over-subscription privilege as described in the Prospectus. See the discussion under the heading “The Rights Offering—Over Subscription Privilege” in the Prospectus.

BOX 3. ☐	Payment in the following amount is enclosed $ .

BOX 4. ☐	Please deduct the amount of the total payment required from the following account maintained by you as follows:

Type of Account: Account No.:

Signature	Date

Please type or print name(s)

PLEASE NOTE:

If you check Box 1, please sign and date this form and mail it to your broker, custodian bank or your other nominee that holds your shares.

If you do not check Box 1, please do the following:

a)	Check Box 2 and fill out the table shown in Box 2, and check Box 3 or 4, as applicable.

b)	Sign and date this form and mail it to your broker, custodian bank or other nominee that holds your shares. PLEASE MAKE SURE THAT YOU USE THE CORRECT ADDRESS. You may want to check this address with your broker.